Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Endava plc:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated September 15, 2020 on the effectiveness of internal control over financial reporting as of June 30, 2020, expresses our opinion that Endava plc did not maintain effective internal control over financial reporting as of June 30, 2020 because of the effect of material weaknesses related to the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to IT General Controls, Risk Assessment, and Adequate Training and Knowledge have been identified and included in management’s assessment.

Also, our report dated September 15, 2020, on the consolidated financial statements, refers to a change to the method of accounting for leases as of July 1, 2019 due to the adoption of IFRS 16, Leases.

/s/ KPMG LLP

London, United Kingdom
September 18, 2020